EXHIBIT 99.1
News Release

Contacts: Media – Michael P. Wallner, General Manager, Communications and PR (513) 425-2688
Investors – Albert E. Ferrara, Jr., Senior Vice President, Corporate Strategy and Investor Relations (513) 425-2888

AK STEEL REPORTS FINANCIAL RESULTS FOR SECOND QUARTER OF 2013

WEST CHESTER, OH, July 23, 2013 – AK Steel (NYSE: AKS) today reported its financial results for the second quarter of 2013.

2nd Quarter 2013 Performance Summary

•	Shipments of 1,323,700 tons

•	Sales of $1.4 billion with an average selling price of $1,061 per ton

•	Net loss of $40.4 million, or $0.30 per diluted share

•	Adjusted EBITDA of $47.5 million

•	Strong liquidity in excess of $900 million

•	Middletown (OH) Works blast furnace restarted successfully on July 12, 2013

AK Steel reported a net loss of $40.4 million, or $0.30 per diluted share of common stock, for the second quarter ended June 30, 2013, compared to a net loss of $724.2 million, or $6.55 per diluted share, for the second quarter of 2012. The results for the second quarter of 2012 included a non-cash income tax charge of $735.6 million, or $6.65 per diluted share, as a result of a change in a deferred tax asset valuation allowance. The company reported adjusted EBITDA (as defined in the “Non-GAAP Financial Measures” section below) of $47.5 million, or $36 per ton, for the second quarter of 2013 compared to adjusted EBITDA of $88.3 million, or $66 per ton, for the year-ago second quarter and adjusted EBITDA of $66.8 million, or $52 per ton, for the first quarter of 2013.
Net sales for the second quarter of 2013 were $1,404.5 million on shipments of 1,323,700 tons, compared to net sales of $1,538.4 million on shipments of 1,335,800 tons for the year-ago second quarter and net sales of $1,369.8 million on shipments of 1,289,800 tons for the first quarter of 2013. The lower shipments for the second quarter of 2013 compared to the year-ago period were primarily due to lower shipments to the carbon spot market and electrical steel market, partially offset by increased shipments to the automotive market. The unplanned outage of the Middletown Works blast furnace also contributed to a decline in shipments in the second quarter of 2013. The higher shipments in the second quarter of 2013 compared to the first quarter of 2013 were primarily due to higher shipments to the automotive market, partially offset by lower shipments to the carbon spot market.
The company said its average selling price for the second quarter of 2013 was $1,061 per ton, an 8% decrease from the second quarter of 2012 and flat with the first quarter of 2013. The average selling price for the second quarter of 2013 improved over the first quarter of the year as a result of the favorable mix of shipments, but was offset by lower spot market prices for carbon steel products. The lower average selling price for the second quarter of 2013 compared to the second quarter of 2012 was primarily due to lower spot market prices for carbon steel products, reduced raw material surcharges and lower selling prices for electrical steel products globally.
The decrease in adjusted EBITDA from the prior quarter was primarily the result of planned major maintenance outages. As previously announced, the Middletown blast furnace underwent a planned seven-day maintenance outage during the second quarter of 2013. This was the first major maintenance outage to the blast furnace since the furnace was relined in 2009. The company recorded expenses of $21.6 million during the second quarter of 2013 for planned outages, compared to $1.0 million in expenses in each of the second quarter

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of 2012 and the first quarter of 2013. The 2013 second quarter results also include expenses of approximately $6.2 million, or pre-tax $0.05 per share, for costs related to an unplanned blast furnace outage at the company’s Middletown (OH) Works, as discussed more fully below.
The 2013 second quarter results include a LIFO credit of $12.4 million, compared to a LIFO credit of $18.3 million in the second quarter of 2012 and a LIFO credit of $6.0 million for the first quarter of 2013.
“Excluding the blast furnace repair costs, both planned and unplanned, AK Steel’s second quarter performance improved compared to our first quarter,” said James L. Wainscott, Chairman, President and CEO of AK Steel. “We will continue to drive the company for improved results on every front on behalf of our shareholders and all of our constituents.”
The company ended the second quarter of 2013 with total liquidity of $905.3 million, consisting of cash and cash equivalents and $857.7 million of availability under the company’s revolving credit facility. There were $40.0 million of outstanding borrowings under the company’s revolving credit facility as of June 30, 2013.

Six-Month Results
For the first six months of 2013, the company reported a net loss of $50.3 million, or $0.37 per diluted share. For the corresponding six months of 2012, the company reported a net loss of $736.0 million, or $6.66 per diluted share. The results for the first six months of 2012 include a non-cash income tax charge of $735.6 million, or $6.66 per diluted share, as a result of a change in a deferred tax asset valuation allowance in the second quarter.
Sales for the first six months of 2013 were $2,774.3 million compared to $3,047.1 million in the first half of 2012. Shipments for the first half of 2013 were 2,613,500 tons compared to 2,661,700 tons in the first half of 2012. The company recorded expenses of $22.6 million during the first six months of 2013 for planned outages, compared to expenses of $1.6 million during the first six months of 2012.
The company reported adjusted EBITDA of $114.3 million, or $44 per ton, for the first six months of 2013, compared to $137.2 million, or $52 per ton, for the first six months of 2012. The decrease in earnings in the first six months of 2013 was primarily a result of higher planned maintenance outage costs.

Middletown Works Unplanned Blast Furnace Outage
As previously announced, the company’s blast furnace at its Middletown (OH) Works experienced an unexpected mechanical failure in the charging apparatus internal to the furnace on June 22, 2013. The company executed its contingency plan and the blast furnace was taken off-line to prevent any damage to the furnace and to position it for start-up once the repairs were completed. During the period in which the blast furnace was off-line, the company utilized its existing inventory together with its Butler (PA) Works electric arc furnace and its Ashland (KY) Works blast furnace and purchased some merchant carbon slabs to help service its customers. The company restarted the blast furnace on July 12, 2013.
The company’s second quarter results for 2013 included a charge of $6.2 million for the unplanned outage. The company maintains property damage and business interruption insurance, and it currently expects that its total uninsured portion of losses in the second half of 2013 will be between $12.0 million and $17.0 million.

Third Quarter 2013 Outlook
Consistent with its current practice, the company said that it will provide detailed guidance for its third quarter results in September. However, the company noted that it expects to incur additional expenses related to the unplanned Middletown blast furnace outage in the third quarter. Further, the timing and amount of any insurance recovery cannot be accurately predicted at this time and could occur after the third quarter, thus resulting in a mismatch of expenses and insurance recovery.

Safe Harbor Statement
The statements in this release with respect to future results reflect management’s estimates and beliefs and are intended to be, and hereby are identified as “forward-looking statements” for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “believes,” “intends,” “plans,” “estimates” and other similar references to future periods typically identify such forward-looking statements.

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The company cautions readers that such forward-looking statements, including those estimates with respect to the timing and cost of repairing the blast furnace at the Middletown (OH) Works, involve risks and uncertainties that could cause actual results to differ materially from those currently expected by management, including those risks and uncertainties discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2012, as updated in subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with or furnished to the Securities and Exchange Commission. Except as required by law, the company disclaims any obligation to update any forward-looking statements to reflect future developments or events.

AK Steel
AK Steel produces flat-rolled carbon, stainless and electrical steels, primarily for automotive, infrastructure and manufacturing, construction and electrical power generation and distribution markets. The company employs about 6,100 men and women in Middletown, Mansfield, Coshocton and Zanesville, Ohio; Butler, Pennsylvania; Ashland, Kentucky; Rockport, Indiana; and its corporate headquarters in West Chester, Ohio. Additional information about AK Steel is available on the company’s web site at www.aksteel.com.
AK Tube LLC, a wholly-owned subsidiary of AK Steel, employs about 300 men and women in plants in Walbridge, Ohio and Columbus, Indiana. AK Tube produces carbon and stainless electric resistance welded (ERW) tubular steel products for truck, automotive and other markets. Additional information about AK Tube LLC is available on its web site at www.aktube.com.
AK Coal Resources, Inc., another wholly-owned subsidiary of AK Steel, controls and is developing metallurgical coal reserves in Somerset County, Pennsylvania. AK Steel also owns 49.9% of Magnetation LLC, a joint venture headquartered in Grand Rapids, Minnesota, which produces iron ore concentrate from previously mined ore reserves.

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AK STEEL HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars and shares in millions, except per share and per ton data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Shipments (000 tons)	1,323.7	1,335.8	2,613.5	2,661.7
Selling price per ton	$1,061	$1,152	$1,061	$1,145

Net sales	$1,404.5	$1,538.4	$2,774.3	$3,047.1

Cost of products sold	1,309.2	1,392.4	2,561.5	2,801.4
Selling and administrative expenses	50.2	50.8	101.8	106.6
Depreciation	47.9	48.4	96.5	96.7
Pension and OPEB expense (income)	(16.5)	(9.9)	(32.4)	(18.4)
Total operating costs	1,390.8	1,481.7	2,727.4	2,986.3

Operating profit	13.7	56.7	46.9	60.8

Interest expense	32.0	21.8	63.0	38.0
Other income (expense)	2.5	(4.7)	4.3	(3.8)

Income (loss) before income taxes	(15.8)	30.2	(11.8)	19.0

Income tax provision	9.7	747.8	6.9	743.5

Net income (loss)	(25.5)	(717.6)	(18.7)	(724.5)
Less: Net income attributable to noncontrolling interests	14.9	6.6	31.6	11.5

Net income (loss) attributable to AK Steel Holding Corporation	$(40.4)	$(724.2)	$(50.3)	$(736.0)

Basic and diluted earnings per share:
Net income (loss) attributable to AK Steel Holding Corporation	$(0.30)	$(6.55)	$(0.37)	$(6.66)

Weighted-average shares outstanding:
Basic	135.8	110.2	135.8	110.1
Diluted	135.8	110.2	135.8	110.1

Dividends declared and paid per share	$—	$0.05	$—	$0.10

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AK STEEL HOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in millions, except per share amounts)

	June 30, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$58.4	$227.0
Accounts receivable, net	515.8	473.9
Inventory, net	677.0	609.2
Other current assets	105.0	132.6
Total current assets	1,356.2	1,442.7
Property, plant and equipment	5,966.7	5,943.9
Accumulated depreciation	(4,028.0)	(3,931.6)
Property, plant and equipment, net	1,938.7	2,012.3
Other non-current assets	477.8	448.1
TOTAL ASSETS	$3,772.7	$3,903.1

LIABILITIES AND EQUITY (DEFICIT)
Current liabilities:
Short-term borrowings under credit facility	$40.0	$—
Accounts payable	595.3	538.3
Accrued liabilities	141.7	164.8
Current portion of long-term debt	0.7	0.7
Current portion of pension and other postretirement benefit obligations	105.2	108.6
Total current liabilities	882.9	812.4
Long-term debt	1,414.7	1,411.2
Pension and other postretirement benefit obligations	1,548.1	1,661.7
Other non-current liabilities	108.0	108.8
TOTAL LIABILITIES	3,953.7	3,994.1

Equity (deficit):
Common stock, authorized 200,000,000 shares of $.01 par value each; issued 149,610,870 and 149,094,571 shares in 2013 and 2012; outstanding 136,301,925 and 135,944,172 shares in 2013 and 2012	1.5	1.5
Additional paid-in capital	2,075.4	2,069.7
Treasury stock, common shares at cost, 13,308,945 and 13,150,399 shares in 2013 and 2012	(174.0)	(173.3)
Accumulated deficit	(2,454.6)	(2,404.3)
Accumulated other comprehensive income (loss)	(47.5)	1.1
Total stockholders’ equity (deficit)	(599.2)	(505.3)
Noncontrolling interests	418.2	414.3
TOTAL EQUITY (DEFICIT)	(181.0)	(91.0)
TOTAL LIABILITIES AND EQUITY (DEFICIT)	$3,772.7	$3,903.1
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AK STEEL HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Dollars in millions)

	Six Months Ended
	June 30,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(18.7)	$(724.5)
Depreciation	89.6	90.0
Depreciation—SunCoke Middletown	6.9	6.7
Amortization	10.7	9.6
Deferred income taxes	5.5	735.0
Pension and OPEB expense (income)	(32.4)	(18.4)
Contributions to pension trust	(71.3)	(170.2)
Other postretirement benefit payments	(32.5)	(33.2)
Changes in working capital	(62.7)	(240.1)
Changes in working capital—SunCoke Middletown	1.1	5.2
Other operating items, net	(0.7)	29.8
Net cash flows from operating activities	(104.5)	(310.1)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital investments	(31.0)	(17.9)
Capital investments—SunCoke Middletown	(1.4)	(17.6)
Investments in acquired businesses	(50.0)	—
Other investing items, net	4.8	0.7
Net cash flows from investing activities	(77.6)	(34.8)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings under credit facility	40.0	75.0
Proceeds from issuance of long-term debt	31.9	373.3
Redemption of long-term debt	(27.0)	(73.7)
Debt issuance costs	(2.4)	(8.4)
Purchase of treasury stock	(0.7)	(1.7)
Common stock dividends paid	—	(11.0)
SunCoke Middletown distributions to noncontrolling interest owners	(27.6)	(12.8)
Other financing items, net	(0.7)	(0.4)
Net cash flows from financing activities	13.5	340.3

Net increase (decrease) in cash and cash equivalents	(168.6)	(4.6)
Cash and cash equivalents, beginning of period	227.0	42.0
Cash and cash equivalents, end of period	$58.4	$37.4
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AK STEEL HOLDING CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)
(Dollars in millions)

In certain of its disclosures in this news release, the company has reported adjusted EBITDA and adjusted net income (loss). The company has made these adjustments because management believes that doing so enhances the understanding of the company’s financial results.
EBITDA is an acronym for earnings before interest, taxes, depreciation and amortization. It is a metric that is sometimes used to compare the results of companies by removing the effects of different factors that might otherwise make comparisons inaccurate or inappropriate. For purposes of this news release, the company has made an adjustment to EBITDA in order to exclude the effect of noncontrolling interests. For purposes of this report, “adjusted EBITDA” is defined as net income (loss) attributable to AK Holding, plus income tax provision (benefit), net interest expense, depreciation and amortization. Adjusted EBITDA is presented because the company believes it is a useful indicator of its performance and ability to meet debt service and capital expenditure requirements. It is not, however, intended as an alternative measure of operating results or cash flow from operations as determined in accordance with generally accepted accounting principles. Adjusted EBITDA is not necessarily comparable to similarly titled measures used by other companies.
Management believes that reporting adjusted net income (loss), as a total and on a per share basis, which is defined as net income (loss) with the charge for deferred tax asset valuation allowance excluded, more clearly reflects the company’s current operating results and provides investors with a better understanding of the company’s overall financial performance.  In addition, the adjusted results, although not a financial measure under GAAP, facilitate the ability to analyze the company’s financial results in relation to those of its competitors and to the company’s prior financial performance by excluding items which otherwise would distort the comparison. Also, although the tax valuation charge reduces reported net income (loss), it is a non-cash charge.
Management views the reported results of adjusted EBITDA and adjusted net income (loss) as important operating performance measures and believes that the GAAP financial measure most directly comparable is net income (loss) (as a total and on a per share basis).  Adjusted EBITDA and adjusted net income (loss) are used by management as a supplemental financial measure to evaluate the performance of the business.  Management believes that these non-GAAP measures, when analyzed in conjunction with the company’s GAAP results and the accompanying reconciliations, provide additional insight into the financial trends of the company’s business versus the GAAP results alone.
Neither current nor potential investors in the company’s securities should rely on the adjusted EBITDA and adjusted net income (loss) results as a substitute for any GAAP financial measure and the company encourages current and potential investors to review the reconciliations of adjusted EBITDA and adjusted net income (loss) to the comparable GAAP financial measure.

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The following schedules reflect the reconciliations of the non-GAAP quarterly financial measures discussed in this release:

Reconciliation of Adjusted EBITDA

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30,		June 30,		Mar 31,
(dollars in millions)	2013	2012	2013	2012	2013
Net income (loss) attributable to AK Holding	$(40.4)	$(724.2)	$(50.3)	$(736.0)	$(9.9)
Net income attributable to noncontrolling interests	14.9	6.6	31.6	11.5	16.7
Income tax provision (benefit)	9.7	747.8	6.9	743.5	(2.8)
Interest expense	32.0	21.8	63.0	38.0	31.0
Interest income	(0.2)	(0.1)	(0.9)	(0.2)	(0.7)
Depreciation	47.9	48.4	96.5	96.7	48.6
Amortization	2.0	2.3	6.1	9.2	4.1
EBITDA	65.9	102.6	152.9	162.7	87.0
Less: EBITDA of noncontrolling interests (a)	18.4	14.3	38.6	25.5	20.2
Adjusted EBITDA	$47.5	$88.3	$114.3	$137.2	$66.8

(a)	The reconciliation of EBITDA of noncontrolling interests to net income attributable to noncontrolling interests is as follows:

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30,		June 30,		Mar 31,
(dollars in millions)	2013	2012	2013	2012	2013
Net income attributable to noncontrolling interests	$14.9	$6.6	$31.6	$11.5	$16.7
Income tax provision	—	4.1	—	7.1	—
Depreciation	3.5	3.6	7.0	6.9	3.5
EBITDA of noncontrolling interests	$18.4	$14.3	$38.6	$25.5	$20.2

Reconciliation of Adjusted Net Income (Loss)

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30,		June 30,		Mar 31,
(dollars in millions, except per share)	2013	2012	2013	2012	2013
Reconciliation to Net Income (Loss) Attributable to AK Steel Holding
Adjusted net income (loss) attributable to AK Steel Holding Corporation	$(19.7)	$11.4	$(28.5)	$(0.4)	$(8.8)
Non-cash income tax charge from change in deferred tax asset valuation allowance	(20.7)	(735.6)	(21.8)	(735.6)	(1.1)
Net income (loss) attributable to AK Steel Holding Corporation, as reported	$(40.4)	$(724.2)	$(50.3)	$(736.0)	$(9.9)

Reconciliation to Basic and Diluted Earnings (Losses) per Share
Adjusted basic and diluted earnings (losses) per share	$(0.15)	$0.10	$(0.21)	$—	$(0.07)
Non-cash income tax charge from change in deferred tax asset valuation allowance	(0.15)	(6.65)	(0.16)	(6.66)	—
Basic and diluted earnings (losses) per share, as reported	$(0.30)	$(6.55)	$(0.37)	$(6.66)	$(0.07)

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AK STEEL HOLDING CORPORATION
STEEL SHIPMENTS
(Unaudited)
(Tons in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Tons Shipped by Product
Stainless/electrical	215.1	227.5	419.5	442.4
Coated	639.1	597.9	1,216.2	1,181.1
Cold-rolled	262.1	277.1	539.5	563.1
Tubular	31.5	35.7	63.0	72.0
Subtotal value-added shipments	1,147.8	1,138.2	2,238.2	2,258.6
Hot-rolled	151.8	171.6	324.1	342.1
Secondary	24.1	26.0	51.2	61.0
Subtotal non value-added shipments	175.9	197.6	375.3	403.1
Total shipments	1,323.7	1,335.8	2,613.5	2,661.7

Shipments by Product (%)
Stainless/electrical	16.2%	17.0%	16.1%	16.6%
Coated	48.3%	44.8%	46.5%	44.4%
Cold-rolled	19.8%	20.7%	20.6%	21.2%
Tubular	2.4%	2.7%	2.4%	2.7%
Subtotal value-added shipments	86.7%	85.2%	85.6%	84.9%
Hot-rolled	11.5%	12.8%	12.4%	12.9%
Secondary	1.8%	2.0%	2.0%	2.2%
Subtotal non value-added shipments	13.3%	14.8%	14.4%	15.1%
Total shipments	100.0%	100.0%	100.0%	100.0%

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